Exhibit 23.2

CONSENT OF BROWN, EDWARDS & COMPANY, LLP

[LETTERHEAD OF Brown, Edwards & Company, LLP]

Accountant’s Consent

The Board of Directors

FNB Corporation:

We consent to the incorporation by reference in the Form S-4 Registration Statement of FNB Corporation, of our report dated January 31, 2003, relating to the consolidated balance sheets of FNB Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002, which report is also incorporated by reference in the December 31, 2002 Annual Report on Form 10-K of FNB Corporation. We also consent to the reference to our firm under the heading “Experts” in this Form S-4 Registration Statement.

/s/    BROWN, EDWARDS & COMPANY, LLP

Bluefield, West Virginia

April 23, 2003